                                                                     Exhibit 2.5


                              EXCHANGE AGREEMENT



                                 by and among



                             CENDANT CORPORATION,

                      CENDANT INTERMEDIATE HOLDINGS, INC.

                                      and

                     TICKETMASTER ONLINE-CITYSEARCH, INC.



                           Dated as of May 14, 1999

                               TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----

                                                  ARTICLE I

                                                SALE OF STOCK

Section 1.1.      The Exchange.............................................................    1
Section 1.2.      Time and Place of Closing................................................    2
Section 1.3.      Deliveries by the Seller.................................................    2
Section 1.4.      Deliveries by the Buyer..................................................    3
Section 1.5.      Books and Records of the Company.........................................    3
Section 1.6.      Transition Services......................................................    3
Section 1.7.      Intercompany Accounts....................................................    3
Section 1.8.      Treatment of Seller Guaranty.............................................    4


                                                ARTICLE II

                                REPRESENTATIONS AND WARRANTIES OF THE SELLER


Section 2.1.      Organization; Etc........................................................    4
Section 2.2.      Authority Relative to this Agreement.....................................    5
Section 2.3.      Capitalization; Ownership of Shares......................................    5
Section 2.4.      Consents and Approvals; No Violations....................................    6
Section 2.5.      Financial Statements.....................................................    6
Section 2.6.      Absence of Undisclosed Liabilities.......................................    7
Section 2.7.      Absence of Certain Changes...............................................    7
Section 2.8.      Litigation...............................................................    7
Section 2.9.      Compliance with Law; Permits; Restrictions...............................    7
Section 2.10.     Employee Benefit Plans...................................................    8
Section 2.11.     Labor Relations..........................................................    9
Section 2.12.     Taxes....................................................................    9
Section 2.13.     Contracts................................................................   10
Section 2.14.     Real Property............................................................   11
Section 2.15.     Intellectual Property....................................................   11
Section 2.16.     Year 2000 Compliance.....................................................   12
Section 2.17.     Assets...................................................................   13
Section 2.18.     Affiliate Transactions...................................................   13
Section 2.19.     Brokers; Finders and Fees................................................   13
Section 2.20.     Independent Contractor Status............................................   14
Section 2.21.     Corporate Minutes........................................................   14
Section 2.22.     Insurance................................................................   14
Section 2.23.     Environmental and Safety Matters.........................................   14
Section 2.24.     Acquisition of Buyer Shares for Investment; Ability to
                  Evaluate and Bear Risk...................................................   14
Section 2.25.     No Excess Parachute Payments.............................................   15

                                               ARTICLE III

                                 REPRESENTATIONS AND WARRANTIES OF THE BUYER

Section 3.1.      Organization; Etc........................................................   15
Section 3.2.      Authority Relative to this Agreement.....................................   16
Section 3.3.      Consents and Approvals; No Violations....................................   17
Section 3.4.      Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk..   17
Section 3.5.      SEC Reports..............................................................   18
Section 3.6.      Buyer Financial Statements...............................................   18
Section 3.7.      Investigation by Buyer; Seller's Liability...............................   19
Section 3.8.      Brokers; Finders and Fees................................................   20
Section 3.9.      Additional Information...................................................   20

                                                    ARTICLE IV

                                              COVENANTS OF THE PARTIES

Section 4.1.      Conduct of Business of the Company.......................................   20
Section 4.2.      Access to Information for the Buyer......................................   22
Section 4.3.      Consents; Cooperation....................................................   22
Section 4.4.      No Solicitation..........................................................   23
Section 4.5.      Best Efforts.............................................................   23
Section 4.6.      Public Announcements.....................................................   23
Section 4.7.      Tax Matters..............................................................   23
Section 4.8.      Knowledge of Breach; Prior Knowledge.....................................   37
Section 4.9.      Employees; Employee Benefits.............................................   37
Section 4.10.     Indemnification..........................................................   39
Section 4.11.     Maintenance of Books and Records.........................................   39
Section 4.12.     Seller's Trademarks and Logos............................................   40
Section 4.13.     Nasdaq National Market Listing...........................................   40
Section 4.14.     Legends..................................................................   40

                                                 ARTICLE V

                                  CONDITIONS TO CONSUMMATION OF THE EXCHANGE

Section 5.1.      Conditions to Each Party's Obligations to Consummate the Exchange........   41
Section 5.2.      Further Conditions to the Seller's Obligations...........................   41
Section 5.3.      Further Conditions to the Buyer's Obligations............................   42


                                                ARTICLE VI

                                         TERMINATION AND ABANDONMENT
Section 6.1.    Termination................................................................   43
Section 6.2.    Procedure for and Effect of Termination....................................   44


                                               ARTICLE VII

                                       SURVIVAL AND INDEMNIFICATION

Section 7.1.    Survival Periods...........................................................   44
Section 7.2.    Seller's Agreement to Indemnify............................................   45
Section 7.3.    The Buyer's Agreement to Indemnify.........................................   47
Section 7.4.    Third-Party Indemnification................................................   48
Section 7.5.    Insurance..................................................................   50
Section 7.6.    No Duplication; Sole Remedy................................................   50
Section 7.7.    Indemnification Matters Governed by this Article VII.......................   51

                                             ARTICLE VIII

                                        MISCELLANEOUS PROVISIONS

Section 8.1.    Entire Agreement...........................................................   51
Section 8.2.    Severability...............................................................   51
Section 8.3.    Notices....................................................................   51
Section 8.4.    Governing Law; Jurisdiction................................................   52
Section 8.5.    Descriptive Headings.......................................................   53
Section 8.6.    Counterparts...............................................................   53
Section 8.7.    Assignment.................................................................   53
Section 8.8.    Fees and Expenses..........................................................   53
Section 8.9.    Interpretation.............................................................   54
Section 8.10.   No Third-Party Beneficiaries...............................................   54
Section 8.11.   No Waivers.................................................................   54
Section 8.12.   Specific Performance.......................................................   55

                              EXCHANGE AGREEMENT
                              ------------------

          EXCHANGE AGREEMENT, dated as of May 14, 1999 (this "Agreement"), by and among Cendant Corporation, a Delaware corporation ("Cendant"), Cendant Intermediate Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Cendant ("Cendant Intermediate" and, together with Cendant, the "Seller"), and Ticketmaster Online-Citysearch, Inc., a Delaware corporation (the "Buyer").

          WHEREAS, Cendant Intermediate owns all the outstanding shares of capital stock of Match.com, Inc., a Delaware corporation (the "Company"); and

          WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, 100 shares (the "Shares") of common stock, par value $.01 per share, representing all the issued and outstanding shares of the Company, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                 SALE OF STOCK
                                 -------------

          Section 1.1.  The Exchange.  (a) Upon the terms and subject to the
                        ------------
conditions of this Agreement, at the Closing (as hereinafter defined), Cendant Intermediate will sell, convey, assign, transfer and deliver to the Buyer, and the Buyer will purchase, acquire and accept from Cendant Intermediate the Shares, in consideration for which, at the Closing, the Buyer will (i) issue to Cendant Intermediate the number of fully paid and nonassessable shares of Class B common stock, par value $.01 per share (the "Buyer Class B Common Stock"), of the Buyer (rounded, if necessary, to the nearest share) determined by dividing fifty-three million nine hundred and ninety thousand dollars ($53,990,000) by the Share Price (as defined below) and (ii) pay to the Seller ten thousand dollars ($10,000) in cash, by wire transfer of immediately available funds to an account designated by the Seller. The shares of Buyer Class B Common Stock contemplated to be issued by this Section 1.1 are sometimes herein referred to as the "Buyer Shares" or, together with the cash consideration, the "Con-sideration," and the transactions contemplated by this Section 1.1 are sometimes herein referred to as the "Exchange."

          (b) For purposes of this Agreement, "Share Price" shall be equal to the average closing price per share of the Buyer Class B Common Stock on the Nasdaq National Market over the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date, provided that (i) if such price is greater than $37.95, then the Share Price shall be deemed to be $37.95, and (ii) if such price is less than $28.05, then the Share Price shall be deemed to be $28.05.

          Section 1.2.  Time and Place of Closing.  Upon the terms and subject
                        -------------------------
to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 9:00 a.m. (local time) on the third business day following the date on which all the conditions that are susceptible to being satisfied prior to the Closing to each party's obligations hereunder have been satisfied or waived, or at such other date, place or time as the parties may agree. The date on which the Closing occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date."

          Section 1.3.  Deliveries by the Seller.  Subject to the terms and
                        ------------------------
conditions hereof, at the Closing, the Seller will deliver the following to the
Buyer:

          (a) A certificate or certificates representing the Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

          (b) The resignations of all members of the board of directors of the Company;

          (c) A certificate of non-foreign status as provided in Treasury Regulation Section 1.1445-2(b);

          (d) The officer's certificate provided for in Section 5.3(c); and

          (e) All other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement.

          Section 1.4.  Deliveries by the Buyer.  Subject to the terms and
                        -----------------------
conditions hereof, at the Closing, the Buyer will deliver the following to the
Seller:

          (a) A certificate or certificates representing the Buyer Shares registered in the name of Cendant or its designee;

          (b) The officer's certificate provided for in Section 5.2(c); and

          (c) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement.

          Section 1.5.  Books and Records of the Company.  The Seller agrees to
                        --------------------------------
deliver to the Buyer or the Company at or as soon as practicable after the Closing, as requested by the Buyer, all books and records of the Company, including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records and the like, except for the Tax Returns (as hereinafter defined) relating to the Company.

          Section 1.6.  Transition Services.  Except as set forth in Section 1.6
                        -------------------
of the disclosure schedule being delivered by the Seller to the Buyer concurrently herewith (the "Seller Disclosure Schedule") or as contemplated in the Transition Services Agreement to be entered into between Cendant and the Company substantially in the form of Exhibit A attached hereto (the "Transition Services Agreement"), or as otherwise agreed to in writing by the Seller and the Buyer, at the Closing all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Company by the Seller or any affiliate of the Seller, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by the Seller to the Company from and after the Closing shall be for the convenience, and at the expense, of the Buyer only and shall be furnished without any liability on the part of the Seller with respect thereto.

          Section 1.7.  Intercompany Accounts.  On or prior to the Closing Date,
                        ---------------------
all intercompany accounts between the Company, on the one hand, and the Seller and its affiliates (excluding the Company), on the other hand, shall be converted into equity without any payment of funds in connection therewith. Notwithstanding the foregoing, any existing cash balance on the Company's books as of the Closing will be paid to the Seller.

          Section 1.8.  Treatment of Seller Guaranty.  Following the Closing,
                        ----------------------------
the Buyer shall cause the Company to use its reasonable best efforts to have released and cancelled the agreement set forth in Section 1.8 of the Seller Disclosure Schedule (the

"Seller Guaranty"); provided, however, that to the extent that the Seller
                    --------  -------
Guaranty cannot be so released and cancelled, the Buyer shall use its reasonable best efforts to cause itself or any of its affiliates to be substituted for the Seller in respect of the Seller Guaranty (or if not possible, added as the primary obligor with respect thereto). If the Buyer is not able to either release and cancel the Seller Guaranty or cause itself or any of its affiliates to be so substituted in all respects in respect of the Seller Guaranty, then the Buyer must (x) obtain letters of credit in favor of the Seller, on terms and conditions, and from financial institutions, which in each case are reasonably satisfactory to the Seller, with respect to all the obligations covered by the Seller Guaranty or (y) otherwise indemnify, defend and hold harmless the Seller with respect to all liabilities or expenses that might arise or be incurred by the Seller with respect to the Seller Guaranty.


                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER
                 --------------------------------------------

          The Seller hereby represents and warrants to the Buyer as follows:

          Section 2.1.  Organization; Etc.  (a)  The Company (i) is a
                        ------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is now being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be existing and in good standing, to have such power and authority or to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect (as hereinafter defined). The Company does not own any equity interest in any corporation or other entity. The Seller has previously delivered to the Buyer true and correct copies of the certificate of incorporation and by-laws of the Company as in effect on the date hereof.

          (b) As used in this Agreement, the term "Company Material Adverse Effect" shall mean a material adverse change in, or effect on, the business, financial condition or results of operations of the Company; provided, however,
                                                             --------  -------
that the effects of changes that exist on the date hereof and have been reflected in this Agreement or disclosed in the Seller Disclosure Schedule or that are generally applicable to the industries in which the Company operates or to the United States economy generally shall be excluded from such determination.

          Section 2.2.  Authority Relative to this Agreement.  The Seller has
                        ------------------------------------
the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and (assuming this Agreement has been duly authorized, executed and delivered by the Buyer) constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that
(a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          Section 2.3.  Capitalization; Ownership of Shares.  (a)  The Shares
                        -----------------------------------
represent all the outstanding capital stock in the Company. All the Shares are duly authorized, validly issued, fully paid and nonassessable. Except for the Shares, there are not, and at the Closing there will not be, any capital stock or other equity interests in the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its capital stock or other equity interests, or any agreements, arrangements, or understandings granting any person any rights in the Company similar to capital stock or other equity interests.

          (b) All the Shares are owned of record and beneficially by the Seller free and clear of all liens, pledges, charges, claims, security interests or other encumbrances except for liens relating to Taxes not yet due and payable (collectively, "Liens"). The consummation of the Exchange will convey to the Buyer good title to the Shares, free and clear of all Liens, except for those created by the Buyer or arising out of ownership of the Shares by the Buyer.

          Section 2.4.  Consents and Approvals; No Violations.  Except as set
                        -------------------------------------
forth in Section 2.4 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller or the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Seller or the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Seller or the Company is a party or by which any of them or any of their respective properties or assets are bound, (c) violate any order, writ, injunction, decree or award rendered by any Governmental Entity (as hereinafter defined) or any statute, rule or regulation (collectively, "Laws" and, individually, a "Law") applicable to the Seller or the Company or any of their respective properties or assets, or
(d) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except in the case of clauses (b), (c) and (d) of this Section 2.4 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, (x) would not have a Company Material Adverse Effect or would not adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement or (y) become applicable as a result of the business or activities in which the Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Buyer.

          Section 2.5.  Financial Statements.  (a) Section 2.5(a) of the Seller
                        --------------------
Disclosure Schedule contains the unaudited balance sheet of the Company as of December 31, 1998 (the "Balance Sheet") and the related unaudited statement of income of the Company for the year then ended (collectively the "Annual Financial Statements"). The Annual Financial Statements present fairly in all material respects the financial condition of the Company as of such date and the results of its operations for the fiscal year then ended.

          (b) The Annual Financial Statements, including the related schedules and notes thereto, have all been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied consistently throughout the periods involved (except as may be indicated in the notes thereto).

          Section 2.6.  Absence of Undisclosed Liabilities.  Except for (a)
                        ----------------------------------
liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1998, (b) liabilities or obligations accrued or reserved against in the Annual Financial Statements or
(c) liabilities or obligations disclosed herein or in the Seller Disclosure Schedule, since December 31, 1998 the Company has not incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) in or outside the ordinary course of the business that individually or in the aggregate would have a Company Material Adverse Effect.

          Section 2.7.  Absence of Certain Changes.  Except as set forth in
                        --------------------------
Section 2.7 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement, since December 31, 1998, there has not been any development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 2.8.  Litigation.  Except as set forth in Section 2.8 of the
                        ----------
Seller Disclosure Schedule or disclosed in the notes to the Annual Financial Statements, there is no action, suit, proceeding or, to the knowledge of the Seller, governmental investigation pending or, to the knowledge of the Seller, threatened against the Seller or the Company by or before any court or Governmental Entity, the outcome of which is likely individually or in the aggregate to (a) have or reasonably be expected to have a Company Material Adverse Effect or (b) affect adversely the ability of the Seller to consummate the transactions contemplated hereby.

          Section 2.9.  Compliance with Law; Permits; Restrictions.  The
                        ------------------------------------------
business of the Company is not being and has not been conducted in violation of any applicable Law or any order, writ, injunction or decree of any court or Governmental Entity, except for any such violations that in the aggregate would not have a Company Material Adverse Effect. The Company has all permits, licenses, and other governmental authorizations, consents, and approvals necessary to conduct its business as currently conducted (collectively, the "Permits"), except for permits, licenses, authorizations, consents, and approvals the absence of which, alone or in the aggregate, would not have a Company Material Adverse Effect. The Company is not in violation of the terms of any Permit, except for violations that, alone or in the aggregate, would not have a Company Material Adverse Effect. There is no material agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted in any material respect.

          Section 2.10.  Employee Benefit Plans.  (a) Section 2.10(a) of the
                         ----------------------
Seller Disclosure Schedule sets forth, as of the date of this Agreement, a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Security Act of 1974, as amended ("ERISA")), "welfare benefit plans" (as defined in Section 3(1) of ERISA), and deferred compensation, bonus, retention bonus, incentive, severance, stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, holiday pay, and vacation pay plans, and any other employee benefit plan, program, policy or arrangement covering employees (or former employees) of the Company that is either maintained by or contributed to by the Company or to which the Company is obligated to make payments or otherwise has any liability or, with respect to the employees of the Company, to which the Seller or any of its subsidiaries or any of their ERISA Affiliates (as defined below) is obligated to make payments or otherwise have any liability (collectively, the "Plans") and each employment, severance, consulting or similar agreement currently in effect that has been entered into by the Seller or a subsidiary of the Seller (including the Company), on the one hand, and any employee of the Company, on the other hand (collectively, the "Employment Agreements"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that, together with the Company, is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), including, without limitation, the Seller, the Company and their subsidiaries. Accurate and complete copies of all such Plans and Employment Agreements have been made available to the Buyer.

          (b) No Plan is subject to Title IV of ERISA and neither the Company nor, with respect to employees of the Company, any ERISA Affiliate has ever maintained, sponsored, participated in or contributed to any employee benefit plan which is subject to Title IV of ERISA. The Company is not a participant in, nor required to make contributions to, any "multiemployer plan" within the meaning of Section 3(37) of ERISA and no withdrawal liability has been incurred by or asserted against the Company with respect to any multiemployer plan. The Internal Revenue Service has issued a favorable determination letter for each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code. Except as would not have a Company Material Adverse Effect, each of the Plans has been administered and operated in accordance with its terms and all applicable Laws.

          Section 2.11.  Labor Relations.  Except as set forth in Section 2.11
                         ---------------
of the Seller Disclosure Schedule, (a) the Company is, and has been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, except for such failures as would not reasonably be expected to have a Company Material Adverse Effect; (b) there is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Seller, threatened against or affecting the Company; and (c) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization.

          Section 2.12.  Taxes.  Except as would not have a Company Material
                         -----
Adverse Effect or as set forth on Section 2.12 of the Seller Disclosure
Schedule:

          (a) The Company (i) has filed on a timely basis (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed, and all such Tax Returns are true, correct and complete, and (ii) has paid all Taxes (as hereinafter defined) due and payable;

          (b) There are no outstanding waivers in writing or comparable consents regarding the application of any statute of limitations in respect of Taxes of the Company;

          (c) There is no action, suit, investigation, audit, adjustment claim or assessment pending or proposed in writing with respect to Taxes of the Company;

          (d) There are no Liens for Taxes upon the assets of the Company, except for Liens relating to current Taxes not yet due and payable or Liens for Taxes being contested in good faith;

          (e) The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Entities all amounts required to be withheld and paid over under all applicable Laws;

          (f) No affirmative agreement or consent for federal, foreign, state, or local Tax purposes, which could adversely affect or be binding on the Buyer or the Company after the Closing, had been filed or entered into; and

          (g) The Company is a member of a consolidated group of which Cendant is the common parent.

          Section 2.13.  Contracts.  (a)  The Company has made available to the
                         ---------
Buyer true, correct and complete copies of all written contracts and agreements (or written summaries of the terms of any oral contracts or agreements) to which the Company is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of the Company: (i) employment, personal services, consulting, non-competition, severance, golden parachute or director, officer or employee indemnification agreements; (ii) contracts granting a right of first refusal or first negotiation with respect to any assets or line of business of the Company; (iii) partnership or joint venture agreements; (iv) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1997; (v) contracts or agreements with any Governmental Entity; (vi) Real Property Leases (as hereinafter defined); and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "Contracts").

          (b) Except as set forth in Section 2.13 of the Seller Disclosure
Schedule: (i) there is no default under any Contract by the Company or, to the knowledge of the Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or to the knowledge of the Seller, any other party, in any such case in which such default or event could reasonably be expected to have a Company Material Adverse Effect; (ii) no party to any such Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Company Material Adverse Effect; and (iii) all the Contracts are valid, binding and enforceable (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally) obligations of the Company.

          Section 2.14.  Real Property.  The Company owns no real property.
                         -------------
Section 2.14 of the Seller Disclosure Schedule sets forth a list of all real property leased on behalf of the Company (the "Real Property Leases").

          Section 2.15.  Intellectual Property.  (a)  Except as set forth in
                         ---------------------
Section 2.15(a) of the Seller Disclosure Schedule, the Company has, or will as of the Closing have, such ownership of or such rights by license or other agreement to use all patents and patent applications, domain names, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights, copyright registrations and applications, trade secrets, know-how, proprietary processes and formulae and computer software programs as are necessary to permit the Company to conduct its business as currently conducted (collectively, the "Intellectual Property"), except where the failure to have such ownership, license or right to use would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 2.15(a) of the Seller Disclosure Schedule lists all trademark and service mark registrations and applications, domain names, patent and patent applications and copyright registrations and applications owned by the Company.

          (b) To the knowledge of the Seller, the conduct of the business of the Company as currently conducted does not infringe upon the proprietary rights of any third party and there are no present or threatened infringements of the Intellectual Property by any third party, except, in either case, for such infringements that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 2.15(b) of the Seller Disclosure Schedule, there are no pending or, to the knowledge of Seller, threatened proceedings or litigation or other adverse claims by any person against the use by the Company of any Intellectual Property that is owned by the Company or licensed to the Company.

          (c) All material computer software programs included in the Intellectual Property are set forth in Section 2.15(c) of the Seller Disclosure Schedule. All such programs (i) were developed by employees of the Company within the scope of their employment, (ii) were developed as "works-made-for-hire" as that term is defined under Section 101 of the United States copyright laws, pursuant to a written agreement, (iii) were assigned to the Company pursuant to a written agreement or (iv) are duly licensed to the Company for use in its business as currently conducted, except, in each case, where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (d) Except as set forth in Section 2.15(d) of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not impair the right of the Company in, or to use, sell, enforce, license or otherwise exploit, any rights to the Intellectual Property.

          (e) The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property including where appropriate entering into confidentiality and or nondisclosure agreements with officers, subcontractors, independent contractors and full and part-time employees.

          Section 2.16.  Year 2000 Compliance.    (a)  To the knowledge of the
                         --------------------
Seller, the Company has identified substantially all of its internal systems and software that are subject to Year 2000 Compliance risk and, to the knowledge of the Seller, no Company Material Adverse Effect will result from the failure of such systems or software to be Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean, with respect to software, whether embedded or otherwise, the ability to consistently and accurately handle date information before, on and after January 1, 2000 without a material loss of functionality, including but not limited to accepting date input, providing date output, performing calculations on dates or portions of dates and comparing, sequencing, storing and displaying dates (including all leap year considerations).

          (b) The Company has adopted a Year 2000 Compliance program, which consists of four phases: (i) identification of all mission critical business systems and software subject to Year 2000 Compliance risks; (ii) assessment of such business systems and software to determine the method of correcting Year 2000 Compliance problems; (iii) implementing the corrective measures; and (iv) testing and maintaining Year 2000 Compliance. The Company has completed at least phases (i), (ii) and (iii) above with respect to all of its critical internal systems and software.

          (c) The Company makes no representation or warranty concerning the Year 2000 Compliance of suppliers of products and services to the Company or of the Company's customers, or as to whether the failure of such suppliers or customers to be Year 2000 Compliant would have a Company Material Adverse Effect. The Company is developing contingency plans intended to minimize the effects of any such failures by crucial third parties.

          (d) The above stated representation is a Year 2000 readiness disclosure statement pursuant to the Year 2000 Readiness and Disclosure Act.

          Section 2.17.  Assets.  Except as set forth in Section 2.17(a) of the
                         ------
Seller Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in or right to use by license or otherwise, the properties and assets used by it on or immediately prior to the date hereof, or reflected in the Annual Financial Statements or acquired after the date thereof (collectively, the "Assets"), free and clear of all Liens, except for (i) properties and assets disposed of in the ordinary course of business consistent with past practice and not in violation of Section 4.1, (ii) Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith and (iii) Liens that are not material to the value of the properties or assets encumbered and that do not impair in any material respect the current use or operation of such properties and assets, and except where the failure to have such title, leasehold interest or right to use would not individually or in the aggregate have a Company Material Adverse Effect.

          (b) Except as set forth in Section 2.17(b) of the Seller Disclosure Schedule, the Assets include or will include as of the Closing Date, without limitation, all personal property, both tangible and intangible, necessary to conduct the business of the Company in all material respects as conducted by the Company on or immediately prior to the date hereof.

          Section 2.18.  Affiliate Transactions.  Section 2.18 of the Seller
                         ----------------------
Disclosure Schedule sets forth a complete and correct list as of the date hereof of all contracts and agreements to which the Company, on the one hand, and the Seller or any of its affiliates (other than the Company), on the other hand, are a party that are in effect as of the date hereof and that are material to the Company.

          Section 2.19.  Brokers; Finders and Fees.  Except for ING Baring
                         -------------------------
Furman Selz LLC, whose fees will be paid by the Seller, neither the Seller nor the Company has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

          Section 2.20  Independent Contractor Status.  Section 2.20 of the
                        -----------------------------
Seller Disclosure Schedule sets forth a complete list of persons engaged by the Company since December 31, 1997 to render consulting or similar services to the Company as an independent contractor (the "Company Contractors"). The Company has provided to the Buyer true and complete copies of each and every written agreement between the Company and any Company Contractor. Each Company Contractor is and at all times has been an independent contractor to, and not an employee of , the Company for purposes of all applicable federal and state income tax withholding requirements and otherwise.

          Section 2.21.  Corporate Minutes.  The Company has provided to the
                         -----------------
Buyer true and correct copies of all meetings or actions of the Board of Directors of the Company.

          Section 2.22.  Insurance.  Section 2.22 of the Seller Disclosure
                         ---------
Schedule sets forth a complete and accurate list of all insurance policies maintained by the Seller in respect of the Company and all material insurance loss runs or workmen's compensation claims received in respect of the Company for the past two policy years. All premiums payable under all such policies have been paid in respect of the Company and the Company is otherwise in compliance with the terms of such policies. Such policies of insurance are the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. To the knowledge of the Seller, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

          Section 2.23.  Environmental and Safety Matters.  To the knowledge of
                         --------------------------------
the Seller, the Company is not in violation of any applicable Law relating to the environment or occupational health and safety, except as would not have a Company Material Adverse Effect, and to the knowledge of the Seller, no expenditures are or will be required in order to comply with any such existing Law that would reasonably be expected to have a Company Material Adverse Effect.

          Section 2.24.  Acquisition of Buyer Shares for Investment; Ability to
                         ------------------------------------------------------
Evaluate and Bear Risk.  (a) The Seller is acquiring the Buyer Shares for
----------------------
investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Buyer Shares. The Seller agrees that the Buyer Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and any applicable state securities Laws, except pursuant to an exemption from such registration under such Act and such Laws.

          (b) The Seller (i) is able to bear the economic risk of holding the Buyer Shares for an indefinite period, (ii) can afford to suffer the complete loss of its investment in the Buyer Shares, and (iii) has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Buyer Shares.

          Section 2.25.  No Excess Parachute Payments.  No amount that could be
                         ----------------------------
received (whether in cash or property or the vesting of property) in connection with any of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). No such person is entitled to receive any additional payment from the Company or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such person. The Board of Directors of the Company has not granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------

          The Buyer hereby represents and warrants to the Seller as follows:

          Section 3.1.  Organization; Etc.  (a)  The Buyer is a corporation duly
                        ------------------
organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be existing and in good standing, to have such power and authority or to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as hereinafter defined).

          (b) Set forth in Exhibit 2.1 to the Buyer Form 10-K (as hereinafter defined) is a true and complete list of all subsidiaries of the Buyer. Each of the Buyer's subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, (ii) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is now being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be existing and in good standing, to have such power and authority or to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

          (c) As used in this Agreement, the term "Buyer Material Adverse Effect" shall mean a material adverse change in, or effect on, the business, financial condition or results of operations of the Buyer and its subsidiaries, taken as a whole; provided, however, that the effects of changes that exist on
                  --------  -------
the date hereof and have been reflected in this Agreement or disclosed in the disclosure schedule being delivered by the Buyer to the Seller concurrently herewith (the "Buyer Disclosure Schedule") or that are generally applicable to the industries in which the Buyer operates or to the United States economy generally shall be excluded from such determination.

          Section 3.2.  Authority Relative to this Agreement.  The Buyer has the
                        ------------------------------------
corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement to be entered into between the Buyer and Cendant substantially in the form of Exhibit B attached hereto (the "Registration Rights Agreement") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Buyer. Each of this Agreement and the Registration Rights Agreement has been duly and validly executed and delivered by the Buyer and (assuming each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by the Seller) constitutes a valid and binding agreement of the Buyer, enforceable against the

Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement and the Registration Rights Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          Section 3.3.  Consents and Approvals; No Violations.  Except as set
                        -------------------------------------
forth in Section 3.3 of the disclosure schedule being delivered by the Buyer to the Seller concurrently herewith (the "Buyer Disclosure Schedule"), neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound,
(c) violate any order, writ, injunction, decree or Laws applicable to the Buyer, any of its subsidiaries or any of their respective properties or assets, or (d) except for applicable requirements of the HSR Act, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b), (c) and (d) of this
Section 3.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not have a Buyer Material Adverse Effect (as hereinafter defined).

          Section 3.4.  Acquisition of Shares for Investment; Ability to
                        ------------------------------------------------
Evaluate and Bear Risk.  (a) The Buyer is acquiring the Shares for investment
----------------------
and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and any applicable state securities Laws, except pursuant to an exemption from such registration under such Act and such Laws.

          (b) The Buyer (i) is able to bear the economic risk of holding the Shares for an indefinite period, (ii) can afford to suffer the complete loss of its investment in the Shares, and (iii) has knowledge and experience in financial and busi-ness matters such that it is capable of evaluating the risks of the investment in the Shares.

          Section 3.5.  SEC Reports.  The Buyer has previously made available to
                        -----------
the Seller an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1998 by the Buyer or any of its predecessors with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "Buyer Reports") and prior to the date hereof, including the Buyer's Annual Report on form 10-K for the fiscal year ended December 31, 1998 (the "Buyer Form 10-K"), and (b) communication mailed by the Buyer or any of its predecessors to its stockholders since January 1, 1998 and prior to the date hereof, and no such Buyer report or communication (including without limitation the prospectus, dated December 2, 1998, filed with the SEC on such date), as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1998, as of their respective dates, all Buyer Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

          Section 3.6.  Buyer Financial Statements.  The financial statements of
                        --------------------------
the Buyer, including the notes thereto, included in the Buyer Form 10-K (the "Buyer Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable rules and regulations of the SEC) and fairly present the consolidated financial position of the Buyer at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments). There has been no change in the Buyer accounting policies except as described in the notes to the Buyer Financial Statements. The Buyer has no material liabilities or obligations other than (i) those set forth in the Buyer Financial Statements and (ii) those not required to be set forth in the Buyer Financial Statements under GAAP.

          Section 3.7.  Investigation by Buyer; Seller's Liability.  The Buyer
                        ------------------------------------------
has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company, which investigation, review and analysis was done by the Buyer and its affiliates and, to the extent the Buyer deemed appropriate, by the Buyer's representatives. The Buyer acknowledges that it and its representatives have been provided access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, the Buyer acknowledges that it has relied, and shall be entitled to rely, solely upon the aforementioned investigation, review and analysis, and, other than with respect to the representations and warranties made in Article II of this Agreement as modified by the Seller Disclosure Schedule (and subject to the limitations contained in this Agreement), the Buyer: (a) acknowledges that none of the Seller, the Company, or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives, and (b) agrees, to the fullest extent permitted by law, that none of the Seller, the Company or any of their respective directors, officers, employees, shareholders, affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including, without limitation, in materials furnished in the Company's data room, in presentations by the Company's management or otherwise), to the Buyer or its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of the Seller set forth in this Agreement, except that the foregoing limitations shall not apply to the extent the Seller makes the specific representations and warranties set forth in Article II of this Agreement but always subject to the limitations and restrictions contained herein.

          Section 3.8.  Brokers; Finders and Fees.  Neither the Buyer nor any of
                        -------------------------
its affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

          Section 3.9.  Additional Information.  The Buyer hereby represents and
                        ----------------------
warrants to the Seller the information set forth in Section 3.9 of the Buyer Disclosure Schedule.


                                   ARTICLE IV

                           COVENANTS OF THE PARTIES
                           ------------------------

          Section 4.1.  Conduct of Business of the Company.  During the period
                        ----------------------------------
from the date of this Agreement to the Closing Date, except (x) as otherwise contemplated by this Agreement or the transactions contemplated hereby, (y) for those matters set forth in Section 4.1 of the Seller Disclosure Schedule, or (z) consented to by the Buyer in writing (or, in the case of clause (b)(xvii) below, the Buyer agrees to consider consent requests as promptly as practicable and respond by e-mail), the Seller shall cause the Company:

          (a) to use its best efforts to conduct its business and operations diligently in accordance with good commercial practice in the ordinary course consistent with past practice and in compliance with all applicable Laws, and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings, and the Company will promptly notify Buyer of any material event involving its business or operations; and

          (b) not to (i) sell, license or dispose of any of its material properties or assets, except in the ordinary course of business; (ii) make any loans, advances (other than advances in the ordinary course of business) or capital contributions to, or investments in, any other person; (iii) terminate or materially amend any of its Contracts or licenses, except in the ordinary course of business; (iv) enter into any new material agreement other than renewals of existing agreements or otherwise in the ordinary course of business;
(v) enter into any written employment agreement with any employee providing for annual cash compensation in excess of $75,000 or increase in any material respect the compensation of any of the officers or other key employees of the Company, except for such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases);
(vi) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of the Company, except (A) increases required by any applicable Law, (B) increases in the ordinary course of business consistent with past practice, (C) amendments to existing options to purchase the common stock of Cendant ("Seller Options"), and (D) any other benefits payable in any form by the Seller; (vii) make any change in any of its present accounting methods and practices, except as required by changes in GAAP; (viii) license any non-exclusive intellectual property rights to any third party or license any intellectual property rights from any third party pursuant to an arrangement other than in the ordinary course of business consistent with past practice; (ix) make or authorize any capital expenditures other than in accordance with its annual plan, other than capital expenditures not exceeding $100,000 individually or $250,000 in the aggregate or other than capital expenditures relating to the launch of Match 2.0 as set forth in Section 4.1(b) of the Seller Disclosure Schedule; (x) settle or compromise any material Tax liability, except in the ordinary course of business or consistent with past practice; (xi) incur any indebtedness for borrowed money other than from the Seller, issue any debt securities or assume, guarantee or endorse the obligations of any other persons other than in the ordinary course, or mortgage or encumber any of their respective properties or assets other than immaterial liens which do not restrict use or detract from value; (xii) amend its certificate of incorporation or by-laws; (xiii) issue, sell, pledge or transfer, or propose to issue, sell, pledge or transfer, any shares of its capital stock, or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock; (xiv) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed to the Buyer herein or in the Seller Disclosure Schedule or adopt any new severance plan; (xv) declare or pay any dividends on or make any other distributions (whether in cash, stock , equity securities or property) in respect of any capital stock; (xvi) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock , or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligation it to repurchase any such shares, (xvii) enter into any material partnership agreements, joint development agreements or strategic alliances; or (xviii) take, or agree to take, any of the foregoing actions.

          Section 4.2.  Access to Information for the Buyer. (a)  From the date
                        -----------------------------------
of this Agreement to the Closing, the Seller will cause the Company to (i) give the Buyer and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and the Company's accountants, (ii) permit the Buyer to make such copies and inspections thereof as the Buyer may reasonably request and (iii) cause the officers of the Company to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Company as the Buyer may from time to time reasonably request; provided,
                                                               --------
however, that any such access shall be conducted at the Buyer's expense, at a
-------
reasonable time, under the supervision of the Seller's or the Company's personnel and in such a manner as to maintain the confidentiality of this

Agreement and the transactions contemplated hereby and not to interfere unreasonably with the normal operation of the business of the Seller or the Company.

          (b) All such information and access shall be subject to the terms and conditions of the letter agreement (the "Confidentiality Agreement"), between the Buyer and the Seller, dated March 19, 1999. Notwithstanding anything to the contrary contained in this Agreement, none of the Company, the Seller or any affiliate of the Seller shall have any obligation to make available or provide to the Buyer or its representatives a copy of any consolidated, combined or unitary Tax Return filed by the Seller, or any of its affiliates or predecessors, or any related materials.

          Section 4.3.  Consents; Cooperation.  Each of the Seller and the Buyer
                        ---------------------
shall cooperate, and use its best efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement, including, without limitation, under the HSR Act. Each of the Seller and the Buyer shall use its best efforts to make all necessary filings with Governmental Entities contemplated by the preceding sentence no later than ten days after the date hereof. In addition to the foregoing, the Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder.

          Section 4.4.  No Solicitation.  Neither the Seller nor any of its
                        ---------------
affiliates, or any officers, directors, employees, stockholders, affiliates, agents or representatives of the Seller or any of its affiliates will, directly or indirectly, solicit, initiate or encourage the submission of any proposal or offer from any person other than the Buyer or its directors, officers, employees, or other affiliates or representatives, enter into or continue any discussions or negotiations with, or provide any information to, any person other than the Buyer or its directors, officers, employees or other affiliates or representatives, relating to any (i) merger, consolidation or other business combination involving the Company, (ii) restructuring, recapitalization or liquidation of the Company, or (iii) acquisition or disposition of any material assets of the Company or any of its securities (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Buyer with respect to any of the foregoing.

          Section 4.5.  Best Efforts.  Each of the Seller and the Buyer shall
                        ------------
cooperate and use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Exchange and the other transactions contemplated by this Agreement.

          Section 4.6.  Public Announcements.  Prior to the Closing, except as
                        --------------------
otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of the party may be required by law or in connection with its obligations as a publicly-held, exchange-listed company, in which case the parties will use their best efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon execution hereof and upon the Closing, the Seller and the Buyer will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.

          Section 4.7.  Tax Matters.
                        -----------

          (a) Section 338(h)(10) Election.  The Seller shall join with the Buyer
              ---------------------------
in making a joint election on Form 8023 for the Company pursuant to Section 338(h)(10) of the Code and under any applicable similar provisions of state Law with respect to the purchase of the Shares (the "Section 338 Election"). The Buyer shall be responsible for the preparation and filing of such election. The allocation of purchase price among the assets of the Company shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign Law, as appropriate. The Buyer shall initially prepare a complete set of Section 338 Forms (as defined below). The Buyer shall deliver the Section 338 Forms to the Seller for review no later than 90 business days prior to the date the Section 338 Forms are required to be filed. In the event the Seller objects to the manner in which the Section 338 Forms have been prepared, the Seller shall notify the Buyer within 15 business days of receipt of the Section 338 Forms of such objection, and the parties shall endeavor within the next 15 business days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within a 15 day business day period, the dispute shall be resolved in accordance with Section 4.7(i) hereof. Promptly, but not later than 15 business days after its acceptance of appointment hereunder, the accounting firm referred to in Section 4.7(i) will render a written report as to the disputed matters and the resulting preparation of the Section 338 Forms shall be conclusive and binding upon the parties. "Section 338 Forms" shall mean Internal Revenue Service Form 8023 and any similar state forms (together with any schedules or attachments thereto) that are required to be filed in connection with a 338 Election pursuant to applicable Law. The Seller shall be liable for, and shall pay, any Taxes arising from or related to the Section 338(h)(10) election and shall indemnify and hold the Buyer and the Buyer's subsidiaries harmless from and against any Taxes of the

Seller or any consolidated, combined or unitary group of which it is a part arising from or related to the Section 338(h)(10) election or any comparable or resulting election under state Law. The Buyer and the Seller shall each adopt and abide by the purchase price allocation reflected in the Section 338 Forms for purposes of all Tax Returns filed by them and shall not take any position inconsistent therewith in connection with any examination of any Tax Return, any refund claim, or any judicial litigation proceeding unless there has been a final "determination" (within the meaning of Code Section 1313(a)) or any other event which finally and conclusively establishes the amount of any liability for Taxes. In the event that such purchase price Allocation is disputed by any Taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult and cooperate with each other concerning resolution of the dispute.

          (b)  Tax Returns. Subject to Sections 4.7(f) and 4.7(p):
               -----------

               (i) The Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and the Seller shall remit (or cause to be remitted), subject to Section 4.7(c)(i) below, any Taxes due in respect of such Tax Returns.

               (ii) The Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date and the Buyer shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

               (iii) Any Tax Return required to be filed by the Buyer relating to any taxable year or period beginning on or before and ending after the Closing Date (the "Straddle Period") shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller for the Seller's approval not less than 30 days prior to the due date for the filing of such Tax Return, which approval shall not be unreasonably withheld. The Seller shall have the option of providing to the Buyer, at any time at least 15 days prior to the Due Date (as hereinafter defined), written instructions as to how the Seller wants any, or all, of the items for which it may be liable reflected on such Tax Return. The Buyer shall, in preparing such return, cause the items for which the Seller is liable hereunder to be reflected in accordance with the Seller's instructions (unless, in the opinion of nationally recognized tax counsel to the Buyer, complying with the Seller's instructions would likely subject the Buyer to any criminal penalty or to civil penalties under sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign Laws) and, in the absence of having re-ceived such instructions, in accordance with past practice, if any, to the extent permissible under applicable Law.

               (iv) The Seller shall pay to the Buyer the Taxes for which the Seller is liable pursuant to Section 4.7(c)(i)(B) but which are payable with any Tax Return to be filed by the Buyer with respect to any Straddle Period upon the written request of the Buyer, setting forth in detail the computation of the amount owed, no later than 2 days prior to the Due Date.

               (v) Within 120 days after the Closing Date, the Buyer shall cause the Company to prepare and provide to the Seller a package of Tax information materials, including, without limitation, schedules and work papers (the "Tax Package") required by the Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 4.7(b)(i). The Tax Package shall be prepared in good faith in a manner consistent with past practice.

               (vi) The Seller may, in its sole and absolute discretion, amend any Tax Return filed or required to be filed for any taxable years or periods ending on or before the Closing Date.

          (c)  Indemnification.
               ---------------

               (i) The Seller shall indemnify and hold the Buyer and the Buyer's subsidiaries and affiliates harmless from and against the following (net of the amount of any Tax Benefit (as hereinafter defined) Actually Realized (as hereinafter defined) by the Buyer or the Company as a result of the payment or accrual of any of the following):

                   (A) any liability for Taxes imposed on the Company as members of the "affiliated group" (within the meaning of Section 1504(a) of the Code) of which Cendant (or any predecessor or successor) is the common parent that arises under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law; and

                   (B) any liability for Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date;

provided, however, that the Seller shall not be liable for and shall not
--------  -------
indemnify the Buyer (and its subsidiaries and affiliates) for (I) any Taxes resulting from transactions or actions taken by the Company on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing except for transactions or actions undertaken in the ordinary course of business; (II) any Taxes that result from an actual or deemed election under
Section 338 of the Code or any similar provisions of state law or the law of any other taxing jurisdiction with respect to the Company in connection with any of the transactions contemplated by this Agreement other than Taxes imposed on the Company as a result of the Section 338 Election made by Buyer and Seller pursuant to Section 4.7(a); and (III) any Transfer Taxes for which the Buyer is liable pursuant to Section 4.7(f) hereof (Taxes described in this proviso referred to hereinafter as "Excluded Taxes").

               (ii) The Buyer shall indemnify and hold the Seller and the Seller's subsidiaries and affiliates harmless from and against (net of the amount of any Tax Benefit Actually Realized by the Seller or any affiliate of the Seller as a result of the payment or accrual of any of the following):

                    (A) Taxes imposed on the Company for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date;

                    (B)  Excluded Taxes; and

                    (C) notwithstanding anything to the contrary contained in this Section 4.7, any liability for Taxes for any taxable period incurred as a result of a breach of the Buyer's or the Company's respective obligations under Section 4.7(p)(ii).

          (d)  Computation of Tax Liabilities.
               ------------------------------

               (i) To the extent permitted or required by Law or administrative practice, (A) the taxable year of the Company which includes the Closing Date shall be treated as closing on (and including) the Closing Date and, notwithstanding the foregoing, (B) all transactions not in the ordinary course of business occurring after the Closing shall be reported on Buyer's consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of the Buyer or its affiliates
     to the extent permitted by law.   For purposes of Section 4.7(c)(i) and
     (c)(ii), where it is neces-
     sary to apportion between the Seller and the Buyer the Tax liability of an entity for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, subject to Sections 4.7(c)(i) and 4.7(d)(i)(B), and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

               (ii) In determining the Seller's liability for Taxes pursuant to this Agreement, the Seller shall be credited with the amount of estimated Taxes paid by or on behalf of the Company prior to the Closing to the extent such estimated Taxes are allocable for periods ending on or before the Closing Date. To the extent that the Seller's liability for Taxes for a taxable year or period is less than the amount of estimated income Taxes previously paid by or on behalf of the Company with respect to all or a portion of such taxable year or period, the Buyer shall pay the Seller the difference within two days of filing the Tax Return relating to such income Taxes.

          (e)  Contest Provisions.
               ------------------

               (i) Each of the Buyer, on the one hand, and the Seller, on the other hand (the "Recipient"), shall notify the chief tax officer of the other party in writing within 15 days of receipt by the Recipient of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") which could reasonably affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Claim if and to the extent that such failure to give notice materially and adversely affects the other party's right to participate in the Tax Claim.

               (ii) The Seller shall have the sole right to represent the Company's interests in any Tax Claim relating to taxable periods ending on or before the Closing Date and to employ counsel of its choice at its expense. In the case of a Straddle Period, the Seller shall be entitled to participate at its expense in any Tax Claim relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date and, with the written consent of the Buyer, at the Seller's sole expense, may assume the control of such entire Tax Claim. None of the Buyer, any of its affiliates or the Company may settle or otherwise dispose of any Tax Claim
     (A) relating to any period ending on or before the Closing Date, without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller, unless the Buyer fully indemnifies the Seller in writing with respect to such liability in a manner satisfactory to the Seller and (B) with respect to any period beginning on or before the Closing Date and ending after the Closing Date, without the prior written consent of the Seller, which consent shall not be unreasonably withheld. The Buyer shall have the sole right to represent the Company's interests in any Tax Claim relating to taxable periods beginning after the Closing Date.

          (f) Transfer Taxes.  All excise, sales, use, transfer (including real
              --------------
property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the "Transfer Taxes"), shall be borne by the Buyer. Notwithstanding Section 4.7(b) of this Agreement, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the Due Date for such Tax Returns.

          (g)  Refunds.
               -------

               (i) Any Tax refund (including any interest in respect thereof) received by the Buyer or the Company, and any amounts credited against Tax to which the Buyer or the Company become entitled (including by way of any amended Tax Returns), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund or the amount of any such credit within 5 days after receipt or entitlement thereto. The Buyer shall pay the Seller interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 4.7(g). For purposes of this Section 4.7(g), where it is necessary to apportion a refund or credit between the Buyer and the Seller for a Straddle Period, such refund or credit shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the Company's books, except that refunds or credits of Taxes (e.g., real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

               (ii) Buyer shall cooperate, and cause the Company to cooperate, in obtaining any refund that the Seller reasonably believes should be available, including without limitation, through filing appropriate forms with the applicable taxing authorities.

          (h)  Certain Post-Closing Settlement Payments.
               ----------------------------------------
               (i) If the examination of any federal, state, local or other Tax Return of the Seller or the Company for any taxable period ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment which permits the Buyer or the Company to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by the Buyer or the Company for one or more periods ending after the Closing Date, the Seller will notify the Buyer and provide it with adequate information so that the Buyer can reflect on its or the Company's Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. The Buyer shall pay to the Seller within 30 days of the receipt of such information, the amount of any resulting Tax Benefit Actually Realized.

               (ii) If the examination of any federal, state, local or other Tax Return of the Buyer or the Company for any taxable period ending after the Closing Date shall result (by settlement or otherwise) in any adjustment which permits the Seller to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by the Seller for one or more periods ending on or before the Closing Date, the Buyer will notify the Seller and provide it with adequate information so that the Seller can reflect on its Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. The Seller shall pay to the Buyer within 30 days after such Tax Returns are filed, the amount of any resulting Tax Benefit Actually Realized.

               (iii) Tax Benefit Actually Realized.  For purposes of this
                      -----------------------------
     Agreement, "Tax Benefit" shall mean the sum of the amount by which the Tax liability (after giving effect to any alternative minimum or similar Tax) of a corporation to the appropriate taxing authority is reduced (including, without limitation, by or as a result of a deduction, increase in basis, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to the taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability. For purposes of this Agreement, a Tax Benefit shall be deemed to have been "Actually Realized" at the time any refund of Taxes is actually received or applied against other Taxes due, or at the time of the filing of a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit or increase in basis is applied to reduce the amount of Taxes which would otherwise be payable. In accordance with the provisions of this paragraph (iii), the Buyer and the Seller agree that for purposes of this Agreement, where a Tax Benefit may be realized that may result in the payment to, or reduce a payment by, the other, they will as promptly as practicable take or cause their respective affiliates to take such reasonable or appropriate steps (including, without limitation, the filing of an amended Tax Return or claim for refund) to obtain at the earliest possible time any such reasonable available Tax Benefit.

               (iv) For purposes of any Tax Benefit Actually Realized determined under Section 4.7(h)(iii):

                    (A) No later than 45 days after the filing of a Tax Return for any taxable period that includes a date after the Closing Date if there has been an examination of any federal, state, local or other Tax Return of the Seller or the Company which results in an adjustment described in
     Section 4.7(h) of this Agreement or upon which any amount was paid or accrued by the Buyer or the Company in respect of a claim for which the Seller is required to indemnify the Buyer pursuant to this Agreement, the Buyer shall provide the Seller a detailed statement ("Tax Benefit Statement") specifying the amount, if any, of any Tax Benefit that was Actually Realized by the Buyer or the Company for such Tax period. To the extent that any deductions or other Tax items that could give rise to a Tax reduction or savings do not result in the actual realization of such a Tax reduction or savings in the period described in the previous sentence,
     Section 4.7(h)(iii) shall apply to each subsequent taxable period of the Buyer or the Company, as the case may be, until either such Tax savings are Actually Realized (resulting in a Tax Benefit) or the losses or other carryforwards to which such deductions or other Tax items gave rise expire unused, if applicable. For each relevant taxable period, the Seller shall be provided with full access to the non-proprietary work papers and other materials and information of the Buyer's or the Company's accountants in connection with the review of the Tax Benefit Statement. If the

     Seller disagrees in any respect with the Buyer's computation of the amount of the Tax Benefit Actually Realized, the Seller may, on or prior to 45 days after the receipt of the Tax Benefit Statement from the Buyer, deliver a notice to the Buyer or the Company setting forth in reasonable detail the basis for the Seller's disagreement therewith ("Tax Benefit Dispute Notice"). If no Tax Benefit Dispute Notice is received by the Buyer or the Company on or prior to the 45th day after the Seller's receipt of the Tax Benefit Statement from the Buyer, the Tax Benefit Statement shall be deemed accepted by the Seller.

               (B) Within 15 days after the Buyer's receipt of a Tax Benefit Dispute Notice, unless the matters in the Tax Benefit Dispute Notice have otherwise been resolved by mutual agreement of the parties, the Buyer and the Seller shall jointly select a nationally-recognized independent certified public accountant (the "Tax Benefit Accountant"); provided,
                                                                 --------
     however, if the Buyer and the Seller are unable to agree upon the Tax
     -------
     Benefit Accountant within such 15-day period, then the Buyer and the Seller shall each select a nationally-recognized independent certified public accountant which shall then jointly choose the Tax Benefit Accountant within 15 days thereafter. The Tax Benefit Accountant shall conduct such review of the work papers and such other materials and information, and the Tax Benefit Dispute Notice, and any supporting documentation as the Tax Benefit Accountant in its sole discretion deems necessary, and the Tax Benefit Accountant shall conduct such hearings or hear such presentations by the parties or obtain such other information as the Tax Benefit Accountant in its sole discretion deems necessary.

               (C) The Tax Benefit Accountant shall, as promptly as practicable and in no event later than 45 days following the date of its retention, deliver to the Seller and the Buyer a report (the "Tax Benefit Report") in which the Tax Benefit Accountant shall, after reviewing disputed items set forth in the Tax Benefit Dispute Notice, determine what adjustments, if any, should be made to the amount of the Tax Benefit Actually Realized.
     The Tax Benefit Report shall set forth, in reasonable detail, the Tax Benefit Accountant's determination with respect to the disputed items or amounts specified in the Tax Benefit Dispute Notice, and the revisions, if any, to be made to the amount of the Tax Benefit Actually Realized, together with supporting calculations. All fees and expenses relating to the work of the Tax Benefit Accountant shall be borne equally by the Buyer and the Seller. The Tax Benefit Report shall be final and binding upon the Buyer and the Seller, shall be deemed a final arbitration award that is binding on each of the Buyer and the Seller, and no party shall seek further recourse to courts, other arbitral tribunals or otherwise, other than in connection with the enforcement thereof. The amount, if any, of the Tax Benefit Actually Realized set forth in the Tax Benefit Report shall, in accordance with the provisions of this Section 4.7(h)(iv), be paid to the Seller in immediately available funds no later than five days after delivery of the Tax Benefit Report to the Buyer.

          (i)  Resolution of All Tax-Related Disputes.  Subject to Section
               --------------------------------------
4.7(h)(iv), in the event that the Seller and the Buyer cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a nationally recognized accounting firm mutually acceptable to each of the Seller and the Buyer, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by the Seller and the Buyer.

          (j)  Post-Closing Actions Which Affect Seller's Liability for Taxes.
               --------------------------------------------------------------

               (i) The Buyer shall not permit the Company to take any action (other than any action in the ordinary course of business) on the Closing Date which could increase the Seller's liability for Taxes (including any liability of the Seller to indemnify the Buyer for Taxes pursuant to this Agreement).

               (ii) None of the Buyer or any affiliate of the Buyer shall (or shall cause or permit the Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller.

          (k)  Termination of Existing Tax Sharing Agreements.  Any and all
               ----------------------------------------------
existing Tax sharing agreements or arrangements, written or unwritten, between the Seller and the Company, shall be terminated as of the Closing.

          (l)  Conflicts. In the event of a conflict between the provisions of
               ---------
this Section 4.7 and Article VII (including any claim for indemnification relating to Taxes that could be made under both Section 4.7 and Article VII),
Section 4.7 shall govern and control.

          (m)  Assistance and Cooperation.  After the Closing Date, each of the
               --------------------------
Seller and the Buyer shall (and shall cause their respective affiliates to):

               (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise re-

     duce), or, subject to Section 4.7(f), file Tax Returns or other reports with respect to Transfer Taxes;

               (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with
     Section 4.7(b);

               (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

               (iv) make available to the other and to any taxing authority as reasonably requested in connection with any Tax Return described in Section 4.7(b) or any proceeding described in Section 4.7(e), all information relating to any Taxes or Tax Returns of the Company;

               (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; and

               (vi) retain any books and records that could reasonably be expected to be necessary or useful in connection with the Buyer's or the Seller's preparation, as the case may be, of any Tax Return, or for any audit, examination, or other proceeding relating to Taxes. Such books and records shall be retained until the expiration of one (1) year after the applicable statute of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), the books and records shall be retained until there is a final determination thereof (and the time for any appeal has expired).

Notwithstanding the foregoing or any other provision in this Agreement, neither the Buyer nor any of its affiliates shall have the right to receive or obtain any information relating to Taxes of the Seller, any of its affiliates, or any of its predecessors other than information relating solely to the Company.

          (n) Adjustment to Consideration.  For all Tax purposes, any payment by
              ---------------------------
the Buyer or the Seller under this Agreement shall be treated as an adjustment to the Consideration.

          (o) Certain Definitions.  For purposes of this Agreement, "Due Date"
              -------------------
shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions); "Tax" or "Taxes" shall mean taxes (other than those taxes described in Section 4.7(f) hereof) of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers' compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties; and "Tax Returns" shall mean all returns, reports, statements, declarations, estimates and forms or other documents (including any related or supporting information), required to be filed with respect to any Taxes.

          (p)  Seller Options/Retention Bonus Payments.
               ---------------------------------------

               (i) Promptly after an exercise of a Seller Option, the Seller shall provide the Company with a report detailing such exercise. On a monthly basis, the Seller shall pay over to the Company the amount of all withholding taxes (the "Withholding Taxes") collected by the Seller in respect of the exercise of such Seller Options in the preceding calendar month and a report (the "Tax Report") confirming the exercises occurring during such calendar month. The Buyer and the Company acknowledge that the Seller shall not be obligated to take action to collect Withholding Taxes other than (A) for exercises effected through any cashless exercise program maintained by the Seller from time to time and (B) by making demand on optionees engaging in a cash exercise. The Tax Report shall indicate the amount of any Withholding Taxes due and payable not collected by the Seller.

               (ii) The Buyer shall cause the Company to pay to the proper Governmental Entity (A) all Withholding Taxes received from the Seller pursuant to Section 4.7(p)(i) or otherwise payable in connection with the exercise of Seller Options and (B) the amount of any FICA or FUTA Tax (or any similar employment Taxes required under state or local law) ("Employment Taxes") required to be paid with respect to the exercise of any Seller Options. To the extent the Tax Report indicates that Withholding Taxes have not been collected with respect to any current employees of the Company, the Buyer shall cause the Company to withhold and collect from the wages or other compensation of such current employees the amount of Withholding Taxes not collected by the Seller, and pay to the proper Governmental Entity the amount of any such Withholding Taxes. In addition, in connection with any payment of any amount with respect to the retention bonus program described in Section 4.9(f), the Buyer or the Company, as the case may be, shall (A) withhold the Withholding Taxes required to be withheld under applicable Law and pay such Withholding Taxes to the proper Governmental Entity and (B) pay to the proper Governmental Entity the amount of any Employment Taxes that are required to be paid under applicable Law. The Buyer shall cause the Company to (A) prepare and file any Tax Returns required to be filed in connection with Withholding Taxes and Employment Taxes within the time and manner prescribed by applicable Law and (B) prepare and provide to persons who exercised Seller Options or received payments from the retention bonus program described in Section 4.9(f) any statement, form or other document required to be provided under applicable Law.

               (iii) Unless otherwise required by applicable law, the parties to this Agreement shall treat, with respect to any payment described in
     Section 4.7(p)(i) or (ii), any amount that is required to be included in the gross income of the holders of any Seller Option or the persons who received payments from the retention bonus program described in Section 4.9(f) as an amount that may be properly deductible by the Seller.

          Section 4.8. Knowledge of Breach; Prior Knowledge.  If prior to the
                       ------------------------------------
Closing the Buyer shall have actual knowledge of any breach of a representation and warranty of the Seller, the Buyer shall promptly notify the Seller of its knowledge, in reasonable detail, including the amount that it believes, based on the facts actually known to it, would be payable by the Seller pursuant to the indemnification provisions hereof without reference to any indemnification limitations set forth in Section 7.2 hereof. No breach by the Seller of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither the Buyer nor any affiliate of the Buyer shall have any claim or recourse against the Seller or its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives with respect to such breach, under Article VII hereof or otherwise, if the Buyer or any affiliate of the Buyer had actual knowledge prior to the execution of this Agreement of such breach or of the threat of such breach or the circumstances giving rise to such breach.

          Section 4.9.  Employees; Employee Benefits.  (a)  On and after the
                        ----------------------------
Closing, until at least the first anniversary of the Closing, the Buyer shall cause the Company to provide the employees of the Company with salaries and incentive opportunities no less favorable in the aggregate than those provided to the Buyer's em-ployees in no less comparable positions as of the date hereof and to provide employees of the Company benefit plans, programs and arrangements on the terms described in Section 4.9 of the Buyer Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, all employees of the Company shall remain at will employees following the Closing.

          (b) If any employee of the Company becomes a participant in any employee benefit plan, practice or policy of the Buyer or any of its affiliates, such employee shall be given credit under such plan for all service prior to the Closing Date with the Company or any predecessor employer (to the extent such credit was given by the Seller, the Company or any predecessor employer under the comparable plan of such entity), and all service with the Company or the Buyer following the Closing Date but prior to the time such employee becomes such a participant, for purposes of determining eligibility and vesting and for all other purposes for which such service is either taken into account or recognized; provided, however, such service need not be credited to the extent
            --------  -------
it would result in a duplication of benefits, including, without limitation, benefit accrual under defined benefit plans. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the of the comparable Buyer employee benefit plan.

          (c) In the event that any person who is an employee of the Company immediately prior to the Closing (an "Affected Employee") is discharged by the Company as of or after the Closing, then the Buyer shall be responsible for any and all severance costs for such Affected Employee, owing under those agreements, plans or arrangements listed in Section 4.9(c) of the Seller Disclosure Schedule. The Buyer shall be responsible and assume all liability for all notices or payments due to any Affected Employees, and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Company after the Closing, including but not limited to the Worker Adjustment and Retraining Notification Act and C.O.B.R.A. and any rules or regulations as have been issued in connection with the foregoing.

          (d) From and after the Closing, the Buyer shall be responsible for, and shall indemnify and hold harmless the Seller and its affiliates and their officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions, employee incentive or other compensation, severance, holiday, vacation, health, dental or retirement benefits accrued but unpaid as of the Closing and post-Closing bonuses (other than as provided in Section 4.9(f)) due to any Affected Employee, (ii) the liabilities assumed by the Buyer under this Section 4.9 or any failure by the Buyer to comply with the provisions of this Section 4.9 and (iii) any claims of, or damages or penalties sought by, any Affected Employee, or any Governmental Entity on behalf of or concerning any Affected Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, constructive discharge, layoff or termination of any Affected Employee who becomes an employee of the Buyer or becomes or remains an employee of the Company on or after the Closing.

          (e) Following the Closing, the Buyer agrees to cooperate with the Seller in order to assist the Seller in communicating with employees or former employees of the Company (i) holding Seller Options, as required by applicable Law or for administrative purposes in connection with the Seller Options or (ii) eligible for participation in the retention bonus program set forth in Section 4.9(f) of the Seller Disclosure Schedule in connection with all payments required to be made in accordance with the terms thereof.

          (f) Notwithstanding anything to the contrary in this Agreement, the Seller shall provide to the Buyer or to the Company, as the case may be, the funds necessary to satisfy all payment obligations under the retention bonus program set forth in Section 4.9(f) of the Seller Disclosure Schedule and the Buyer shall, or shall cause the Company to, disburse, subject to Section 4.7(p), all such funds provided by the Seller in accordance with the terms of such retention bonus program.

          Section 4.10.  Indemnification.  Following the Closing, the Buyer
                         ---------------
shall cause the Company not to make any changes to its certificate of incorporation or by-laws that would adversely affect the rights of persons who are currently or were officers and directors of the Company to claim indemnification from such entity under the terms of such certificate of incorporation or by-laws as in effect on the date hereof for acts taken prior to the Closing. The Buyer shall pay (to the extent not paid by the Company) any payments required under such indemnification provisions relating to facts or circumstances occurring prior to the Closing for a period of two years after the Closing.

          Section 4.11.  Maintenance of Books and Records.  Each of the parties
                         --------------------------------
hereto shall preserve, until at least the third anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Company. After the Closing Date and up until at least the third anniversary of the

Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall, subject to the confidentiality provisions of Section 4.2(b), (x) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (y) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this Section 4.11 for any reasonable purpose, including, without limitation, to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other parties hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 30th day following such notice unless another party hereto notifies the destroying party that such other party desires to obtain possession of such records (subject to the confidentiality provisions of Section 4.2(b) above), in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

          Section 4.12.  Seller's Trademarks and Logos.  Notwithstanding
                         -----------------------------
anything to the contrary contained in this Agreement, it is expressly agreed that (i) the Buyer is not purchasing, acquiring or otherwise obtaining, and the Company will not be entitled to retain following the Closing Date, any right, title or interest in any trade names, trademarks, identifying logos or service marks employing the word "Cendant" or any part or variation of such word or anything confusingly similar thereto (collectively, the "Seller's Trademarks and Logos") and (ii) neither the Company nor the Buyer or its affiliates shall make any use of the Seller's Trademarks and Logos from and after the Closing.

          Section 4.13.  Nasdaq National Market Listing.  Prior to the Closing,
                         ------------------------------
the Buyer agrees to prepare and submit with Nasdaq, a notification for the listing on the Nasdaq National Market the Buyer Shares.

          Section 4.14.  Legends.  In addition to any legends required by
                         -------
applicable federal and state securities or blue sky laws, each certificate representing the Buyer Shares shall be imprinted with the following legend in substantially the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION

     REQUIREMENTS UNDER THE SECURITEIS ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE ACT."


                                   ARTICLE V

                  CONDITIONS TO CONSUMMATION OF THE EXCHANGE
                  ------------------------------------------

          Section 5.1.  Conditions to Each Party's Obligations to Consummate the
                        --------------------------------------------------------
Exchange.  The respective obligations of each party to consummate the
--------
transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that remains in force and prohibits the consummation of the Exchange;

          (b) There shall not be any suit, action, or other proceeding pending by any Governmental Entity or administrative agency or commission that seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby, other than suits, actions or proceedings that, in the reasonable opinion of counsel to the parties hereto, are unlikely to result in an adverse judgment; provided, however, that the provisions of this Section 5.1(b) shall not apply to
--------  -------
any party that has directly or indirectly encouraged such suit, action or proceeding; and

          (c) Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

          Section 5.2.  Further Conditions to the Seller's Obligations.  The
                        ----------------------------------------------
obligation of the Seller to consummate the transactions contemplated hereby are further subject to satisfaction or waiver of the following conditions:

          (a) The representations and warranties of the Buyer contained in this Agreement (without giving effect to any "materiality" or Buyer Material Adverse Effect qualification or exception contained therein) shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a Buyer Material Adverse Effect;

          (b) The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;

          (c) The Buyer shall have delivered to the Seller an officer's certificate to the effect that each of the conditions specified above in Sections 5.2(a) and (b) is satisfied in all respects;

          (d) The Seller shall have received an opinion from counsel to the Buyer dated as of the Closing Date in substantially the form set forth in Exhibit C attached hereto; and

          (e) The Buyer shall have executed and delivered the Registration Rights Agreement.

          Section 5.3.  Further Conditions to the Buyer's Obligations.  The
                        ---------------------------------------------
obligation of the Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of the Seller contained in this Agreement (without giving effect to any "materiality" or Company Material Adverse Effect qualification or exception contained therein) shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a Company Material Adverse Effect;

          (b) The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;

          (c) The Seller shall have delivered to the Buyer an officer's certificate to the effect that each of the conditions specified above in Sections 5.3(a) and (b) is satisfied in all respects; and

          (d) The Buyer shall have received an opinion from counsel to the Company and the Seller dated as of the Closing Date in substantially the form set forth in Exhibit D attached hereto.


                                  ARTICLE VI

                          TERMINATION AND ABANDONMENT
                          ---------------------------

          Section 6.1.  Termination.  This Agreement may be terminated and the
                        -----------
transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a) by mutual written consent of the Seller and the Buyer;

          (b) by the Seller or the Buyer at any time after June 30, 1999 if the Closing shall not have occurred by such date; provided, however, that the right
                                              --------  -------
to terminate this Agreement under this Section 6.1(b) shall not be available to
(i) the Seller, if the Seller has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) the Buyer, if the Buyer has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date; provided, further, however, that this Agreement
                              --------  -------  -------
may be extended not more than 30 days by either the Seller or the Buyer by written notice to the other party if (i) the Exchange shall not have been consummated as a direct result of the Seller or the Buyer having failed to receive all regulatory approvals required to be obtained under Section 5.1(c),
(ii) the parties are endeavoring in good faith to obtain all outstanding regulatory approvals required under Section 5.1(c), and (iii) the reason that such outstanding regulatory approvals have not been obtained by June 30, 1999 is not due to a breach by the party seeking to extend this Agreement under this proviso of its obligations under this Agreement; and

          (c) by the Seller or the Buyer if the other shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.2 or 5.3, as applicable, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Seller or the Buyer, as applicable.

          Section 6.2.  Procedure for and Effect of Termination.  In the event
                        ---------------------------------------
of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 6.1 hereof, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Seller or the Buyer. If this Agreement is terminated pursuant to Section 6.1 hereof:

          (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 4.2(b) hereof;

          (b) all filings, applications and other submissions made pursuant hereto shall, at the option of the Seller, and to the extent practicable, be withdrawn from the agency or other person to which made; and

          (c) there shall be no liability or obligation hereunder on the part of the Seller or the Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that the Seller or the Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by the Seller or the Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 4.2(b),
6.2 and 8.8 hereof shall survive any such termination.


                                  ARTICLE VII

                         SURVIVAL AND INDEMNIFICATION
                         ----------------------------

          Section 7.1.  Survival Periods. Each of the representations and
                        ----------------
warranties made by the parties in this Agreement shall survive for a period of one year after the Closing; provided, however, that (i) the representations and
                            --------  -------
warranties contained in Sections 2.2, 2.3, 2.24, 3.2, 3.4 and 3.7 hereof and Subsection 1 of Section 3.9 of the Buyer Disclosure Schedule shall survive the Closing without limitation (subject to any applicable statutes of limitations), other than the termination of this Agreement, (ii) the representations and warranties contained in Section 2.15 shall survive for a period of two years after the Closing Date and (iii) the representations and warranties contained in Sections 2.12 and Section 2.23 shall survive for the applicable period of the relevant statute of limitations (taking into account valid extensions thereof). Except as provided in clause (i), (ii) or
(iii) above, the parties intend to shorten the statute of limitations and agree that no claims or causes of action (other than in the case of fraud or willful misrepresentation) may be brought against the Seller or the Buyer based upon, directly or indirectly, any of the representations, warranties or agreements contained in Articles II and III hereof after the applicable survival period or, except as provided in Section 6.2(c) hereof, any termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 4.7, 4.9 and 4.10 hereof.

          Section 7.2.  Seller's Agreement to Indemnify.  (a)  Subject to the
                        -------------------------------
terms and conditions set forth herein, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "Buyer Damages") asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation or warranty of the Seller contained in this Agreement pursuant to and subject to the terms of Section 7.1; provided, however, that with respect to
                                         --------  -------
a breach under Section 2.12, Buyer Damages shall not include any Buyer Damages that result from the Company not having Tax attributes (including basis in assets, net operating loss carryovers or credit carryovers); or (ii) a breach of any covenant or agreement on the part of the Seller under this Agreement.

          (b) The Seller's obligation to indemnify the Buyer Indemnitees pursuant to clause 7.2(a) hereof is subject to the following limitations:

               (i) No indemnification pursuant to clause (i) of Section 7.2(a) shall be made by the Seller unless the aggregate amount of Buyer Damages exceeds $810,000, each individual amount of Buyer Damages alleged exceeds $100,000 and, in such event, indemnification shall be made by the Seller only to the extent Buyer Damages exceed $405,000; it is acknowledged that the Buyer shall not have the right to indemnification for individual amounts below $100,000 and that such amounts shall not count towards the $810,000 threshold amount referenced in this clause (i); provided, however,
                                                              --------  -------
     that solely for purposes of determining the amount of Buyer Damages for which the Seller may be entitled to indemnification under Section 7.2(a)(i), any materiality or Material Adverse Effect standard in a representation or warranty of the Seller shall be disregarded.

               (ii) In no event shall the Seller's aggregate obligation to indemnify the Buyer Indemnitees exceed $13,500,000;

               (iii) The amount of any Buyer Damages shall be reduced by (A) any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (B) the amount of any Tax Benefit Actually Realized available to the Buyer Indemnitee relating thereto. The Buyer Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by the Seller pursuant to this Section 7.2, then such Buyer Indemnitee shall promptly reimburse the Seller for any payment made or expense incurred by the Seller in connection with providing such indemnification up to such amount received by the Buyer Indemnitee;

               (iv) The Seller shall be obligated to indemnify the Buyer Indemnitees pursuant to clause (i) of Section 7.2(a) only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given the Seller written notice thereof prior to the end of the applicable survival period (as provided for in Section 7.1). Any written notice delivered by a Buyer Indemnitee to the Seller with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

               (v) Notwithstanding anything to the contrary in this Agreement, the Seller shall have no obligation to indemnify any Buyer Indemnitee for incidental, consequential, exemplary, special or punitive damages.

          Section 7.3.  The Buyer's Agreement to Indemnify.  (a)  Subject to the
                        ----------------------------------
terms and conditions set forth herein, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Seller Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Seller Damages") asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach of any representation or warranty of the Buyer contained in this Agreement and (ii) a breach of any covenant or agreement on the part of the Buyer under this Agreement.

          (b) The Buyer's obligation to indemnify the Seller Indemnitees pursuant to Section 7.3(a) hereof is subject to the following limitations:

               (i) No indemnification pursuant to clause (i) of Section 7.3(a) shall be made by the Buyer unless the aggregate amount of Seller Damages exceeds $810,000, each individual amount of Seller Damages exceeds $100,000 and, in such event, indemnification shall be made by the Buyer only to the extent that the aggregate amount of Seller Damages exceed $405,000; it is acknowledged that the Seller shall not have the right to indemnification for individual amounts below $100,000 and that such amounts shall not count towards the $810,000 threshold amount referenced in this clause (i); provided, however, that solely for purposes of determining the amount of
     --------  -------
     Seller Damages for which the Buyer may be entitled to indemnification under
     Section 7.3(a)(i) any materiality or Material Adverse Effect standard in a representation or warranty of the Buyer shall be disregarded.

               (ii) In no event shall the Buyer's aggregate obligation to indemnify the Seller Indemnitees under clauses (i) and (ii) of Section 7.3(a) exceed $13,500,000;

               (iii) The amount of any Seller Damages shall be reduced by (A) any amount received by a Seller Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (B) the amount of any Tax Benefit Actually Realized available to the Seller Indemnitee relating hereto. The Seller Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility. If a Seller Indemnitee receives any amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by the Buyer pursuant to this Section 7.3, then such Seller Indemnitee shall promptly reimburse the Buyer for any payment made or expense incurred by the Buyer in connection with providing such indemnification up to such amount received by the Seller Indemnitee;

               (iv) The Buyer shall be obligated to indemnify the Seller Indemnitees pursuant to clause (i) of Section 7.3(a) only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given the Buyer written notice thereof prior to the end of the applicable survival period (as provided for in Section 7.1). Any written notice delivered by a Seller Indemnitee to the Indemnifying Party with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

               (v) Notwithstanding anything to the contrary in this Agreement, the Buyer shall have no obligation to indemnify any Seller Indemnitee for incidental, consequential, exemplary, special or punitive damages.

          Section 7.4.  Third-Party Indemnification.  The obligations of the
                        ---------------------------
Seller to indemnify the Buyer Indemnitees under Section 7.2 hereof with respect to Buyer Damages and the obligations of the Buyer to indemnify the Seller Indemnitees under Section 7.3 with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:

          (a) Any party against whom any Claim is asserted will give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party obligations under this Article VII, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement (subject to the terms of Section 7.4(c)) of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

          (b) So long as the indemnifying party has assumed the defense of any Claim in the manner set forth above, the indemnifying party shall have the exclusive right to contest, defend and litigate such Claim and, except as expressly provided in Section 7.4(c), shall have the exclusive right, in its sole discretion, to settle any such claim, either before or after the initiation of litigation at such time and on such terms as the indemnifying party deems appropriate. If the indemnifying party elects not to assume the defense of any such Claim (which shall be without prejudice to its right at any time to assume subsequently such defense), the indemnifying party will nonetheless be entitled, at its own expense, to participate in such defense. The indemnified party shall have the right to participate, with separate counsel (which counsel shall act in an advisory capacity only), in any such contest, defense, litigation or settlement conducted by the indemnifying party. After notice from the indemnifying party to such indemnified party of the indemnifying party's election to assume the defense of such Claim, the indemnifying party will not be liable to such indemnified party for any expenses of the indemnified party's counsel that are subsequently incurred in connection with the defense thereof; provided, however, that the
                                                 --------  -------
expense of such indemnified party's counsel shall be paid by the indemnifying party if (i) the indemnifying party requested such separate counsel to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a significant conflict of interest exists between the indemnifying party, on the one hand, and the indemnified party, on the other hand, that would make such separate representation clearly advisable.

          (c) Without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Claim. In addition, whether or not the indemnifying party shall have assumed the defense of the Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

          (d) Upon execution of this Agreement and delivery of the Seller Disclosure Schedule, the Seller shall be deemed to have satisfied the notice requirement of Section 7.4(a) with respect to all matters set forth in Section
2.8 of the Seller Disclosure Schedule.

          (e) The indemnifying party and the indemnified party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

          Section 7.5.  Insurance.  The indemnifying party shall be subrogated
                        ---------
to the rights of the indemnified party in respect of any insurance relating to Buyer Damages or Seller Damages, as the case may be, to the extent of any indemnification payments made hereunder.

          Section 7.6.  No Duplication; Sole Remedy.  (a) Any liability for
                        ---------------------------
indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

          (b) The Buyer's and the Seller's respective rights to indemnification as provided for in Sections 7.2 and 7.3, as applicable, for a breach of the other's representations or warranties contained in this Agreement, shall constitute such party's sole remedy for such a breach and the breaching party shall have no other liability or damages to the other party resulting from the breach; provided, however, that nothing contained herein shall prevent an
        --------  -------
indemnified party from pursuing remedies as may be available to such party under applicable law in the event of an indemnifying party's failure to comply with its indemnification obligations hereunder.

          Section 7.7.  Indemnification Matters Governed by this Article VII.
                        ----------------------------------------------------
The indemnification and other provisions of this Article VII shall govern the procedure for all indemnification matters under this Agreement, except to the extent otherwise expressly provided in Sections, 4.7 and 4.9(d) of this Agreement (it being understood that, among other things, the limitations on indemnification set forth in Sections 7.2(b) and 7.3(b) shall not apply to the indemnification matters set forth in Sections 4.7 and 4.9(d) hereof).


                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS
                           ------------------------

          Section 8.1.  Entire Agreement. This Agreement (including the Seller
                        ----------------
Disclosure Schedule and the Buyer Disclosure Schedule), the Transition Services Agreement, the Registration Rights Agreement and the Confidentiality Agreement constitute the entire agreement of the parties relating to the subject matter hereof and supersede other prior agreements and understandings between the parties both oral and written regarding such subject matter.

          Section 8.2.  Severability.  Any provision of this Agreement that is
                        ------------
held by a court of competent jurisdiction to violate applicable law shall be limited or nullified only to the extent necessary to bring the Agreement within the requirements of such law.

          Section 8.3.  Notices. Any notice required or permitted by this
                        -------
Agreement must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by United States registered or certified mail, addressed to the other party at the address below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as a party gives the other party written notice of in accordance with this Section 8.3. Any such notice will be effective as of the date of receipt:


          (a)  if to the Seller, to

                  Cendant Corporation
                  6 Sylvan Way
                  Parsippany, New Jersey 07054
                  Telecopy:  (973) 496-5335
                  Attention: General Counsel

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Telecopy:  (212) 735-2000
                  Attention: Eric J. Friedman, Esq.

          (b)  if to the Buyer, to

                  Ticketmaster Online-City Search, Inc.
                  790 E. Colorado Boulevard; Suite 200
                  Pasadena, CA 91101
                  Telecopy: (626)-405-9929
                  Attention: General Counsel
                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, CA 94304
                  Telecopy: 650-493-6811
                  Attention: John T. Sheridan, Esq

          Section 8.4.  Governing Law; Jurisdiction.  This Agreement shall be
                        ---------------------------
governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the States of California, New York and of the United States of America in each case located in the County of New York or the County of Los Angeles for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.3 (or to such other address for notice that such party has given the other party written notice of in accordance with Section 8.3) shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the States of New York or California or of the United States of America in each case located in the County of New York or the County of Los Angeles and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

          Section 8.5.  Descriptive Headings.  The descriptive headings herein
                        --------------------
are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

          Section 8.6.  Counterparts. This Agreement may be signed in
                        ------------
counterparts and all signed copies of this Agreement will together constitute one original of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

          Section 8.7.  Assignment.  Neither this Agreement nor any of the
                        ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 8.8.  Fees and Expenses.  Whether or not this Agreement and
                        -----------------
the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Each of the Seller, on the one hand, and the Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

          Section 8.9.  Interpretation. Throughout this Agreement, nouns,
                        --------------
pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to "Section" shall refer to corresponding provisions of this Agreement. Whenever the words "include," "includes" or including" are used in this Agreement, they are deemed to be followed by the words "without limitation." As used in this Agreement, the word "subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. The phrase "to the knowledge of the Seller" or any similar phrase shall mean such facts and other information that as of the date hereof are actually known to any executive officer of Cendant or the Company. The phrase "to the knowledge of the Buyer" or any similar phrase shall mean such facts and other information that as of the date hereof are actually known to any executive officer of the Buyer. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          Section 8.10.  No Third-Party Beneficiaries.  Except as expressly
                         ----------------------------
provided in this Agreement, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; provided,
--------
however, that this Agreement will be binding upon, inure to the benefit of, and
-------
be enforceable by, the parties and their respective successors and permitted assigns.

          Section 8.11.  No Waivers; Modification. Any waiver of any right or
                         ------------------------
default hereunder will be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver, modification or amendment of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver, modification or amendment is sought to be enforced.

          Section 8.12.  Specific Performance.  The parties hereto agree that if
                         --------------------
any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

          IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.


                                CENDANT CORPORATION



                                By:______________________________________
                                    Name:
                                    Title:


                                CENDANT INTERMEDIATE HOLDINGS, INC.



                                By:______________________________________
                                    Name:
                                    Title:


                                TICKETMASTER ONLINE-CITYSEARCH, INC.



                                By:______________________________________
                                    Name:
                                    Title:

                                                Buyer Disclosure Schedule (S)3.3


          None.

  Buyer Disclosure Schedule (S)3.9

               Subsection 1:  Capitalization; Ownership of Shares
                              -----------------------------------

          (a) The authorized capital stock of the Buyer consists of (i) 352,883,506 shares of common stock of which 100 million shares are designated as shares of Class A common stock, par value $.01 per share ("Buyer Class A Common Stock"), 250 million shares are designated as shares of Buyer Class B Common Stock, 2,883,506 shares are designated as shares of Class C common stock, par value $.01 per share, ("Buyer Class C Common Stock"), and (ii) 2 million shares of preferred stock, par value $.01 per share, of Buyer ("Buyer Preferred Stock" and, together with Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Class C Common Stock, "Buyer Capital Shares" ). As of May 4, 1999, 63,175,984 shares of Buyer Class A Common Stock were issued and outstanding and no shares thereof were held in treasury, 9,247,109 shares of Buyer Class B Common Stock were issued and outstanding no shares thereof were held in treasury, no shares of Buyer Class C Common Stock were issued and outstanding or held in treasury, and no shares of Buyer Preferred Stock were outstanding or held in treasury. All of the Buyer Capital Shares are, and all of the Buyer Shares when issued will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights with no liability attaching to the ownership thereof. As of the date hereof, except pursuant to this Agreement, the outstanding Buyer Class A Common Stock and the terms of stock options issued pursuant to the 1998 Employee Stock Purchase Plan and the CitySearch, Inc. 1996 Stock Option Plan as in effect as of the date hereof (the "Buyer Stock Plans"), the Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Capital Stock or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any Buyer Capital Shares. As of the date hereof, no Buyer Capital Shares were reserved for issuance, except for (i) shares of Buyer Class A Common Stock and, as disclosed on Schedule 3.3 of the Buyer Disclosure Schedule, shares of Buyer Class B Common Stock reserved for issuance upon the exercise of stock options pursuant to the Buyer Stock Plans, (ii) shares of Buyer Class B Common Stock reserved for issuance upon conversion of the outstanding shares of Buyer Class A Common Stock; and (iii) approximately 800,000 shares reserved for issuance or which Buyer otherwise is committed to issue in respect of the transactions contemplated by a definitive agreement to acquire City Auction. Since May 4, 1999, Buyer has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for options issued in the ordinary course of business.

          (b) The Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Buyer's subsidiaries, free and clear of all Liens, and all such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no liability attaching to the ownership thereof. None of the Buyer's subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Buyer or any of its subsidiaries to issue, transfer or sell any of its capital stock or other equity interests of such subsidiary.

           Subsection 2: Compliance with Law; Permits; Restrictions
                          --------------------------------------------

          The business of the Buyer is not being and has not been conducted in violation of any applicable Law or any order, writ, injunction or decree of any court or governmental entity, except for any such violations that in the aggregate would not have a Buyer Material Adverse Effect. The Buyer has all permits, licenses, and other governmental authorizations, consents, and approvals necessary to conduct its business as currently conducted (collectively, the "Permits"), except for permits, licenses, authorizations, consents, and approvals the absence of which, alone or in the aggregate, would not have a Buyer Material Adverse Effect. The Buyer is not in violation of the terms of any Permit, except for violations that, alone or in the aggregate, would not have a Buyer Material Adverse Effect. There is no material agreement, judgment, injunction, order or decree binding upon the Buyer which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Buyer, any acquisition of material property by the Buyer or the conduct of business by the Buyer as currently conducted in any material respect.

                           Subsection 3:  Litigation
                                          ----------

          Except as set forth below or disclosed in the Buyer Reports or in the draft Form 10-Q previously provided to the Seller, there is no claim, action, suit, proceeding or, to the knowledge of the Buyer, governmental investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its subsidiaries by or before any court or Governmental Entity the outcome of which is likely individually or in the aggregate to (a) have or reasonably be expected to have a Buyer Material Adverse Effect or (b) affect adversely the ability of the Buyer to consummate the transactions contemplated hereby.

                   Subsection 4:  Absence of Certain Changes
                                  --------------------------

          Except as set forth below, or as otherwise disclosed in the Buyer Reports filed prior to the date hereof or as otherwise contemplated by this Agreement, since December 31, 1998, there has not been any development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

          Subsection 5:  Year 2000 Compliance.
                         --------------------

          (a) To the knowledge of the Buyer, the Buyer has identified substantially all of its internal systems and software that are subject to Year 2000 Compliance risk and, to the knowledge of the Buyer, no Buyer Material Adverse Effect will result from the failure of such systems or software to be Year 2000 Compliant.

          (b) The Buyer has adopted a Year 2000 Compliance program, which consists of four phases: (i) identification of all mission critical business systems and software subject to Year 2000 Compliance risks; (ii) assessment of such business systems and software to determine the method of correcting Year 2000 Compliance problems; (iii) implementing the corrective measures; and (iv) testing and maintaining Year 2000 Compliance. The Buyer has completed at least phases (i), (ii) and (iii) above with respect to all of its critical internal systems and software.

          (c) The Buyer makes no representation or warranty concerning the Year 2000 Compliance of its suppliers of products and services to the Buyer or of its customers, or as to whether the failure of such suppliers or customers to be Year 2000 Compliant would have a Buyer Material Adverse Effect. The Buyer is developing contingency plans intended to minimize the effects of any such failures by crucial third parties.

          (d) The above stated representation is a Year 2000 readiness disclosure statement pursuant to the Year 2000 Readiness and Disclosure Act.

  Buyer Disclosure Schedule (S)4.9

          See attached.

Draft #1 1/6/99                99r06xxb.doc                 Release:_______


For More Information Contact:

James G. Evans, Jr.                     Van Negris / Phillip J. Denning
Superconductor Technologies Inc.        Kehoe, White, Van Negris & Company, Inc.
(805) 683-7646                          (212) 396-0606
www.suptech.com

FOR IMMEDIATE RELEASE
---------------------

SUPERCONDUCTOR TECHNOLOGIES INC. COMPLETES $5.0 MILLION PRIVATE EQUITY FINANCING

SANTA BARBARA, CA -- JUNE X, 1999 -- Superconductor Technologies Inc. (Nasdaq:
SCON) ("STI"), a leader in the development of wireless communications filter products utilizing superconducting materials and cryogenic technologies, today announced that it has completed a private equity financing of gross proceeds of $5.0 million with Tredegar Investments and Wilmington Securities Inc., a subsidiary of The Hillman Company. The financing will take place in two tranches.

Under the first tranche of the agreement, the Company raised $3.8 million in new equity in the form of convertible preferred stock. The Company sold 77,296 shares of Convertible Preferred Stock, the shares have a cumulative dividend of 6% and are convertible into 1,545,920 shares of STI common stock. The preferred shares have certain voting rights, liquidation preferences, and registration rights. In connection with this financing, the Company also issued warrants to purchase up to 154,592 shares of common stock at $3.00 per share. The second tranche, which will have the same terms as the first tranche, will be completed after the Company obtains shareholder approval.

Superconductor Technologies Inc. (NASDAQ: SCON) is a leader in the development of wireless communications filters products utilizing superconducting materials and cryogenic technologies. The Company has additional applications in government communications and cryogenic markets. With headquarters in Santa Barbara, California, Superconductor Technologies Inc. ("STI") designs and manufactures systems for high-performance wireless applications.

Additional information on STI may be obtained by visiting the Company's web site at http://www.suptech.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including without limitation, statements regarding the Company's expectations, beliefs, estimates, intentions and strategies about the future. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity constraints or difficulties, availability of necessary additional debt or equity financing on acceptable terms and other risks described in the Company's Securities and Exchange Commission filings.